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                                                                 Exhibit 10.4

                      CONTINUATION OF EMPLOYMENT AGREEMENT


         THIS CONTINUATION OF EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of November 24, 1998, by and between F.N.B. CORPORATION, a Pennsylvania corporation (the "Company"), and PETER MORTENSEN, an individual residing in Naples, Florida ("Mortensen").

                                Witnesseth that:

         WHEREAS, Mortensen has been an employee of the Company's principal subsidiary since March 1, 1959 and was for many years its President and Chief Executive Officer and is currently and for many years has been the Chairman of the Board of Directors of the Company (the "Chairman") and Chief Executive Officer of the Company,

         WHEREAS, Mortensen and the Company are parties to an Employment Agreement dated January 1, 1990, which agreement has been amended from time to time (collectively, the "Employment Agreement"),

         WHEREAS, Mortensen and the Company are parties to a Post-Employment Services Agreement dated September 10, 1996 (the "Post-Employment Agreement"),

         WHEREAS, Mortensen plans to step down as Chief Executive Officer of the Company on or prior to December 31, 2000, which is the expiration date of the term of his employment under Section 1 (b) of the Employment Agreement,

         WHEREAS, the Company does not wish to lose the benefit of Mortensen's years of experience with the Company, especially in connection with oversight of the Company's banking subsidiaries, his knowledge of the markets in which the Company competes, and his expertise in the financial services industry,


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         WHEREAS, Mortensen and the Company desire to revoke and terminate the
Post-Employment Agreement and to reflect in this Agreement current market practices for executive compensation and part-time service arrangements, and the changes in the size, complexity, and geographic scope of the Company since 1996,

         WHEREAS, outside experts and consultants with experience in, insight into, and knowledge of banking industry executive compensation practices and part-time service arrangements have advised the Company that the terms of this Agreement are consistent with industry practices for treatment of executives and part-time employees with the experience, knowledge, ability, and other qualifications of Mortensen, as well as for the size, condition, and location of the Company;

         WHEREAS, outside bank regulatory counsel has advised the Company that this Agreement does not violate any publicly announced rule, regulation, or policy governing executive compensation or part-time employment applicable to the Company;

         WHEREAS, Mortensen and the Company are committed to complying with all applicable statutes, laws, ordinances, orders, and regulations, and to operating the Company in a safe and sound manner; and

         WHEREAS, the Company and Mortensen each desires that Mortensen's services continue to be available to the Company in the capacity of Senior Executive, Chairman, a Member of the Board of Directors of the Company (a "Board Member"), and an internal consultant on a part-time employee basis upon the terms and conditions herein set forth.



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         NOW, THEREFORE, in consideration of the promises and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

         1.       Effect on Other Agreements.

                  (a) The Employment Agreement. Except as specifically set forth in this Agreement, the parties to this Agreement remain bound by and subject to the terms of the Employment Agreement. Wherever the terms of this Agreement conflict with the terms of the Employment Agreement, the terms of the Employment Agreement shall be without effect, and the terms of this Agreement shall govern the parties.

                  (b) The Post-Employment Agreement. Except with respect to its effect on other agreements as set forth in Paragraph 1 of the Post-Employment Agreement, the parties hereby revoke and terminate the Post-Employment Agreement. The revocation and termination of the Post-Employment Agreement pursuant to this Agreement in no way shall affect the Post- Employment Agreement's effect on the October 13, 1995 Agreement, Consulting Agreement, or Amendment No. 2 to Employment Agreement.

         2. Continued Service as Chairman and Chief Executive Officer. Mortensen hereby agrees to continue to serve in a full-time capacity as the Company's Chairman and Chief Executive Officer and as a Board Member of the Company for a period which shall, consistent with Section 1 (b) of the Employment Agreement, end not later than December 31, 2000, unless otherwise extended by the Board of Directors of the Company (the "CEO Term"). Except as specifically provided in this Agreement, the terms and conditions of Mortensen's employment during the CEO Term, including but not limited to duties, compensation, benefits, and termination, shall be as set forth in the Employment Agreement.



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         3. Continued Service as Senior Executive and Chairman of the Board.
Mortensen hereby agrees to serve as Senior Executive and as a Board Member of the Company, subject to his election as a Board Member by the Shareholders of the Company, for a period not to exceed three years after cessation of his full-time employment with the Company during the CEO Term (the "Post-CEO Term"). If requested by the Board, Mortensen agrees to serve as Chairman. Mortensen shall not be required to devote in excess of one thousand (1,000) hours per year to his duties during the Post-CEO Term. Mortensen's service as Senior Executive and as a Board Member or as Chairman during the Post-CEO Term shall be subject to the following terms and conditions:

                  (a) Duties. Mortensen shall perform such duties as Senior Executive or as Chairman under this Paragraph as the Chief Executive Officer or the Board may reasonably request. These duties may include, but in no way are limited to, any or all of the following: providing advice and counsel to management, participating in corporate strategic planning; providing advice in connection with major corporate transactions, such as mergers and acquisitions; presiding over all meetings of the Board and Shareholders; planning the contents and agenda of such meetings with the assistance of management; supervising the work of various committees of the Board (except for the Audit Committee); serving as Chairman of the Executive Committee, recruiting, training, and supervising the activities of other Board Members; communicating with other participants in the financial services industry and markets to obtain independent information, insights, and assessments of trends and developments in the industry for the benefit and assistance of the Board in discharging its duties; representing the Company in its participation in the affairs of industry trade associations; supervising the Company's communications with its shareholders; participating


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in customer relations and public relations; participating in charitable and community organizations which the Company or its subsidiaries wish to support; and any other duties assigned from time to time by the Chief Executive Officer or the Board. Mortensen shall devote his best efforts to fulfilling his roles as Senior Executive and as Chairman under this Paragraph and shall apply substantially the same degree of skill and diligence in such service as applied by him during the CEO Term. However, Mortensen shall not be required to devote more than one thousand (1,000) hours on an annual basis to his duties under this Paragraph.

                  (b) Compensation. The Company shall, on its regularly scheduled paydays, pay Mortensen pro-rated portions of an annual fee equal to fifty percent (50%) of his annual salary in effect during the final year of the CEO Term, subject to all lawfully required deductions. In addition, throughout the Post-CEO Term, Mortensen shall continue to participate in the Company's bonus and stock option plans on the same terms as applicable to other members of the Company's management under the prevailing practices of the Company. Except as provided in Subparagraph 3(f) of this Agreement, Mortensen shall not be paid any other fees or compensation with respect to service as Senior Executive or service on the Board or committees of the Board during the Post CEO Term.

                  (c) Benefits. To the extent that the Company makes benefits, including but not limited to medical, dental, vision care and life insurance, available to similarly situated individuals, the Company shall also provide Mortensen with such benefits during the Post- CEO Term.

                  (d) Non-Selection or Termination as Chairman. If the Board does not elect Mortensen to be Chairman, or terminates his service during the Post-CEO Term for any


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reason other than Proper Cause (as defined either in Section 5 of the Employment
Agreement or in Subparagraph 3(e) of this Agreement), Disability (as defined either in Section 4 of the Employment Agreement or in Paragraph 5 of this Agreement), Death (pursuant to Paragraph 6 of this Agreement), or material breach of this Agreement (collectively, the "Non-Payment Reasons"), the Company shall thereafter be and remain obligated to pay to Mortensen compensation at the rate described in Subparagraph 3(b) of this Agreement and to provide him the benefits described in Subparagraph 3(c) of this Agreement until the third anniversary of the commencement of the Post-CEO Term. If the Company terminates Mortensen's services as Senior Executive and as Chairman during the Post-CEO
Term for any NonPayment Reason, the Company shall be relieved of its obligations to pay compensation and benefits, except for accrued and unpaid items.

                  (e) Termination. In addition to the definition of Proper Cause for termination as set forth in Section 5 of the Employment Agreement, the occurrence of any of the following events or circumstances shall constitute Proper Cause for the removal of Mortensen as Senior Executive and as Chairman, at the election of the Board, during the Post-CEO Term:

                  (i) Mortensen's voluntary resignation as Senior Executive or as a Board Member without approval of the Board for reasons other than a breach of this Agreement in any material respect by the Company which has not been cured within thirty (30) calendar days after the Company's receipt of a written notice of such breach from Mortensen;

                  (ii) the perpetration of defalcations by Mortensen involving the Company or any of its affiliates, as established by certified public accountants employed by the Company, or willful, reckless, or grossly negligent conduct of Mortensen entailing a substantial violation of any material provision of the laws, rules, regulations, or orders of any governmental agency applicable to the Company or its subsidiaries;



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                  (iii)    the repeated and deliberate failure by Mortensen,
                           after advance written notice to him, to comply with reasonable policies or directives of the Board; or

                   (iv) Mortensen's breach of this Agreement in any other material respect, and his failure to cure such breach within thirty (30) calendar days after Mortensen receives written notice of such breach from the Company;

provided. however, that the inability of the Company to achieve favorable results of operations during the Post-CEO Term for reasons essentially unrelated to the events or circumstances described in Subparagraph 3(e) of this Agreement shall not be deemed to constitute "Proper Cause." In the event of termination pursuant to this Subparagraph, the Company shall be relieved of its obligations to pay compensation and benefits, except for accrued and unpaid items.

                   (f) Mortensen may serve as a director of any subsidiary of the Company and receive the usual fee paid to any other director of such subsidiary.

         4. Engagement of Mortensen as a Consultant Following the Post-CEO Term. The Company hereby agrees to employ Mortensen on a part-time basis as an internal consultant to the Company immediately following the Post-CEO Term, and Mortensen hereby agrees to accept such employment. Mortensen's term as an internal consultant to the Company under this Paragraph (the "Consultant Term") shall commence upon the termination of the Post-CEO Term. The Consultant Term shall last for a minimum of one (1) year and for a maximum of four (4) years, at the Company's sole discretion. Mortensen's service during the Consultant Term shall be subject to the following terms and conditions:

                  (a) Duties. Mortensen shall perform consulting services as requested by the Company that may involve, but are not limited to, projects relating to strategic planning,


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growth and expansion, merger and acquisition transactions, investor relations, human resources needs assessments and performance appraisals, and other aspects of the operations, financial affairs, and business of the Company and its subsidiaries as may be directed by the Company. Notwithstanding any provision of this Agreement to the contrary, Mortensen shall not be required to perform any duties or services that would result in a suspension or modification of his benefits under any retirement benefits program of the Company.

                  (b) Compensation. The Company shall pay Mortensen based on a daily fee rate equal initially to the rate of compensation paid to Mortensen at the end of the Post-CEO Term divided by seventy (70) (the "Daily Rate"). The Compensation Committee may modify the Daily Rate taking into account the current market for services by consultants of comparable experience and expertise, including other consultants utilized by the Company. The total fee paid to Mortensen under this Paragraph during any annual period (as measured from the commencement date of the Consultant Term or any anniversary of that date) (an "Annual Period") shall be the Daily Rate in effect for such period multiplied by seventy (70) (the "Annual Amount"). The Company shall be obligated to pay Mortensen the Annual Amount even if the Company does not request Mortensen to perform services. In addition, throughout the Consultant Term, Mortensen shall continue to participate in the Company's bonus and stock option plans under the prevailing practices of the Company during the Consultant Term.

                  (c) Payments. The Company shall pay Mortensen at intervals that are consistent with the Company's custom and practice for paying other officers and employees.

                  (d) Other Terms and Conditions. The other terms and conditions governing Mortensen's part-time employment during the Consultant Term shall be identical to the terms and conditions as set forth in Subparagraphs 3(c), 3(e), and 3(f) of this Agreement.


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         5. Disability. Mortensen's service as Senior Executive and Chairman or during the Consultant Term may be terminated at the election of the Company upon a determination by the Board, made in the Board's sole discretion, that Mortensen will be unable, by reason of physical or mental incapacity, to perform the reasonably expected duties assigned to him pursuant to this Agreement for a period longer than six (6) consecutive months or more than nine (9) months in any consecutive twelve (12) month period ("Disability"). In the exercise of its discretion, the Board shall give due consideration to, among such other factors as it deems appropriate to the best interests of the Company, the opinion of Mortensen's personal physician or physicians and the opinion of any physician or physicians selected by the Board for these purposes. Mortensen shall submit to examination by any physician or physicians so selected by the Board and shall otherwise cooperate with the Board as it makes the determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician or physicians to the Board). In the event of termination pursuant to this Subparagraph, the Company shall be relieved of its obligations to pay compensation and benefits, except for accrued and unpaid items, but shall be obligated, until the earlier of: (i) the fourth anniversary of the commencement date of the Consultant Term; or (ii) Mortensen's death, to pay or provide to Mortensen the following:

                  (i) Subject to the above time limitations, during the first twelve (12) months of Disability, Mortensen shall receive quarterly disability income benefits in amounts equal to one hundred percent (100%) of the base quarterly compensation then in effect under this Agreement; and

                  (ii) Subject to the above time limitations, following the first twelve (12) months of Disability, Mortensen shall receive quarterly disability


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                           income benefits in amounts equal to sixty percent
                           (60%) of the base quarterly compensation then in effect under this Agreement.

                  The Company shall be entitled to a credit against its obligation to pay such disability benefits for the amounts received from time to time by Mortensen pursuant to any disability income insurance policy maintained by the Company, or any other employment, and no right to disability benefit payment shall survive Mortensen's death.

         6. Death. This Agreement shall be terminated automatically in the event of Mortensen's death during the term of this Agreement. If this Agreement is terminated pursuant to this Paragraph, the Company shall be obligated to pay to Mortensen's estate any amounts owed to Mortensen for any work provided to the Company prior to his death, as well as a lump sum payment equivalent to twelve
(12) months of his base compensation then in effect under this Agreement.

         7. Confidentiality. For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Company or its subsidiaries that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all marketing and business plans, financial information, costs, pricing information, and all methods, concepts, or ideas in or reasonably related to the business of the Company or its subsidiaries and not in the public domain.Mortensen agrees to regard and preserve as confidential all proprietary information that has been or may be developed or obtained by him in the course of providing consulting services to the Company and its subsidiaries, whether he has such information in his memory or in writing or other physical form. Mortensen shall not, without written


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authorization from the Company to do so, use for his benefit or purposes, nor disclose to others, either during the term of this Agreement or thereafter, except as required by the conditions of his consultancy hereunder, any proprietary information connected with the business or development of the Company or its subsidiaries. This prohibition shall not apply after the proprietary information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

         8. Non-Competition. Mortensen agrees that during the term of this Agreement and for a period of two years after the termination of his services under this Agreement, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with, or otherwise advise or assist or be connected with, or own or have any other interest in, or right with respect to the revenues, receipts, profits, or losses of (other than through ownership of not more than 4.9 percent of the outstanding equity securities of any person, firm, or corporation), any Competitive Enterprise. For purposes of this Paragraph, "Competitive Enterprise" means any person, firm, or corporation that directly or indirectly: (I) is engaged in commercial banking or any other activity that is competitive with the Company or any of its present or future subsidiaries, and (ii) conducts such banking or other activities described in clause (i) of this Paragraph in any county in which the Company or any of its present or future subsidiaries then operates.

         Without limitation of the Company's rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Mortensen to receive and retain any Payments otherwise due to him under this


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Agreement shall be suspended and canceled if and for so long as he shall be in violation of the foregoing covenant not to compete. If and when Mortensen shall have cured such violation and shall have tendered to the Company any and all economic benefits directly or indirectly received or receivable by him arising therefrom, such right shall be automatically reinstated.

         9. Reimbursement of Expenses. During the term of this Agreement, the Company shall reimburse Mortensen for all reasonable and customary documented expenses actually incurred by Mortensen in the discharge of his duties hereunder and not otherwise reimbursed by any other person or entity. It is understood that such reasonable and customary expenses shall be reimbursed on the same basis as applies to other officers and employees of the Company under the policy of the Company in effect at the time the expenses are incurred.

         10. Assignment; Successors. Except as provided in Paragraph 6 of this Agreement, the benefits of this Agreement are and shall be personal to Mortensen, and shall not inure to the benefit of Mortensen's heirs, personal representatives, or assigns. The duties of Mortensen hereunder shall be personal and not assignable or delegable by him in any manner whatsoever. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, and its assigns.

         11. Injunctive Relief. It is understood and agreed by and between the parties hereto that the services to be rendered by Mortensen hereunder are of a special, unique, extraordinary, and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by Mortensen of the covenants set forth in Paragraphs 7 and 8 of this Agreement will cause


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the Company great and irreparable injury and damage. Mortensen hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance, and other equitable relief to prevent any breach of Paragraphs 7 and 8 of this Agreement by Mortensen. This provision shall not, however, be construed as a waiver of any of the remedies that the Company may have for damages or otherwise.

         12. Arbitration. Any dispute or controversy as to the validity (including but not limited to issues related to actual or potential conflicts between any provision of this Agreement and any statute, law ordinance, order, or regulation), interpretation, construction, application, or enforcement of, or otherwise arising under or in connection with, this Agreement shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pittsburgh, Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors, and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Paragraph shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Paragraph 11 of this Agreement.

         13. Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and shall be for all purposes construed and enforced in accordance with the laws of said Commonwealth. Nothing contained in this Agreement shall be interpreted, construed, or applied to require the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order, or regulation, the latter shall prevail; but, in such event, any such provision


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of this Agreement shall be restated, curtailed, and limited only to the extent necessary to bring it within applicable legal requirements, and the remainder of this Agreement shall maintain its full force and effect. If it is not possible to restate, curtail, or limit the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not to constitute a part of the Agreement and the remaining provisions shall maintain their full force and effect.

         14. Waiver. The inaction in light of or waiver by either party to this Agreement of a breach of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach.

         15. Entire Agreement: Amendment. This Agreement sets forth the entire understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements, arrangements, and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly authorized representatives. Nothing contained in this Agreement shall be deemed to limit, impair, or affect any post-employment retirement benefits provided for under the Employment Agreement or any retirement plan of the Company or its subsidiaries in which Mortensen is a participant or beneficiary.

         16. Counterparts Clause. This Agreement shall be executed in two counterparts, each of which shall be valid and enforceable.






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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. ATTEST: F.N.B. CORPORATION


/s/ William J. Rundorff                  By:/s/ James T. Weller Sr.
---------------------------                 -----------------------------------
Asst. Secretary                             Chairman of the Compensation
                                            Committee of the Board of Directors


WITNESS:


/s/ William J. Rundorff                     /s/ Peter Mortensen
---------------------------                 -----------------------------------
                                            Peter Mortensen